Exhibit 99.1

CONTACT:
Press Inquiries Public Relations Sycamore Networks, Inc. 978-250-3433 scott.larson@sycamorenet.com	Investor Relations Investor Inquiries Sycamore Networks, Inc. 978-250-3460 investor.info@sycamorenet.com

SYCAMORE NETWORKS RECEIVES EXPECTED NOTICE OF PENDING DELISTING FROM NASDAQ DUE TO LATE FILING OF FORM 10-K

CHELMSFORD, Mass., October 23, 2006 – Sycamore Networks, Inc. (NASDAQ: SCMR), today announced that due to the delay in filing its Form 10-K for the year ended July 31, 2006, it has received, as expected, a letter from the Staff of the Nasdaq Stock Market indicating that the Company’s common stock is subject to delisting pursuant to Nasdaq Marketplace Rule 4310(c)(14). That Rule requires the Company to make on a timely basis all filings with the Securities and Exchange Commission, as required by the Securities Exchange Act of 1934, as amended.

Sycamore will appeal the Nasdaq Staff’s determination by requesting a hearing before a Nasdaq Listing Qualifications Panel, which will automatically stay the delisting of Sycamore common stock pending the Panel’s review and determination. Until the Panel issues a determination and the expiration of any exception granted by the Panel, Sycamore’s common stock will continue to be traded on The Nasdaq National Market.

As previously announced, Sycamore has delayed filing its Form 10-K due to an ongoing investigation being directed by the Audit Committee of its Board of Directors into the granting of stock options and related accounting. While the Company is working diligently to complete the investigation and file its Form 10-K, there can be no assurance that the Panel will grant the Company’s request for an exception that would allow the continued listing of the Company’s common stock on The Nasdaq National Market.

About Sycamore Networks

Sycamore Networks, Inc. (NASDAQ: SCMR) is a leading provider of intelligent networking solutions for fixed line and mobile network operators worldwide. From multiservice access networks to the optical core, Sycamore products enable network operators to lower overall network costs, increase operational efficiencies, and rapidly deploy new revenue-generating services. Sycamore's global customer base includes Tier 1 service providers, government agencies, and utility companies. For more information, please visit www.sycamorenet.com.

We wish to caution you that certain matters discussed in this news release constitute forward-looking statements that involve risks and uncertainties. Readers are cautioned that actual results or events could differ materially from those stated or implied in forward-looking statements. These risks and uncertainties include, but are not limited to, risks relating to the formal investigations commenced by the Securities and Exchange Commission and the U.S. Attorney’s office with respect to certain stock options granted by the Company, additional actions and findings that may result from the ongoing investigation into such stock options and the accounting therefor, including the restatement of previously issued financial statements, and the possible delisting of the Company’s common stock by Nasdaq. Certain additional risks are set forth in more detail in the section entitled Factors that May Affect Future Results in the Company's most recently filed Form 10-Q, Form 10-K and the other reports filed by the Company from time to time with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.